Exhibit 10.28

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of August 23, 2023 (“Effective Date”), by and between SWIF II DATACOM INVESTMENT CO. TOWERS, LLC, a Delaware limited liability company (“Purchaser”), having an address at 100 Field Point Road, 1st Floor, Greenwich, Connecticut 06830, and HEMPHILL TOWERS I, LLC, an Oklahoma limited liability company (“Seller”), having an address at 1305 North Louisville Avenue, Tulsa, Oklahoma 74115.

RECITALS:

WHEREAS, Seller and Purchaser have entered into a Letter of Intent dated April 28, 2023 for the sale and purchase of certain Assets (as defined below); and

WHEREAS, Seller has agreed to sell the Assets to Purchaser, and Purchaser has agreed to purchase the Assets from Seller, on the terms, covenants and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.             DEFINITIONS. Capitalized terms used but not otherwise defined in this Agreement will have the meanings set forth in Exhibit A.

2.             SALE AND PURCHASE. Subject to and on the terms, covenants and conditions set forth in this Agreement, Seller agrees to sell and convey the Assets to Purchaser, and Purchaser agrees to purchase the Assets from Seller.

3.             PURCHASE PRICE AND METHOD OF PAYMENT.

3.1            The purchase price (the “Purchase Price”) to be paid by the Purchaser to Seller for the Assets at Closing will be $12,906,266.92 and shall be paid in Current Funds. The Purchase Price shall be subject to all adjustments, credits and prorations contained in Sections 7.13, 10 and 11 of this Agreement and the other terms of this Agreement.

4.             REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows:

4.1            Organization; Qualification; Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization, Oklahoma, and is qualified to transact business under the law of the state where each Tower Site is located. All documents, including this Agreement, executed or to be executed by Seller (a) have been or will be duly executed and delivered by Seller, (b) are or will be legal, valid and binding obligations of Seller, and (c) do not or will not violate any provisions of any agreement to which Seller is a party or to which it is bound. Except as set forth in Schedule 4.1, Seller has the full right, power and authority, without the necessity of obtaining the consent or approval of any other Person, to enter into this Agreement and to perform its obligations under this Agreement and to perform its obligations under this Agreement. Seller is the owner of the Assets and/or has full right, power and authority to sell, convey, and transfer the Assets to Purchaser as provided herein, and to perform Seller’s obligations hereunder. Seller is not a “foreign person” as defined under the Foreign Investment in Real Property Act (“FIRPTA”).

4.2            Intentionally Omitted.

4.3            Ground Leases. Seller has delivered to Purchaser contemporaneous with the full execution of this Agreement, true, correct and complete copies of each Ground Lease described on the attached Schedule 4.3. Seller is the original lessee (or has validly succeeded to the rights of the original lessee) under each Ground Lease, holds the leasehold interest created under each Ground Lease, and is the sole owner of the Improvements located on the real property being leased thereunder. To Seller’s Knowledge, the Improvements are all constructed within the area leased pursuant to each Ground Lease or easements appurtenant to each Ground Lease. Seller will assign each Ground Lease and convey the Improvements in connection therewith to Purchaser at Closing free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Furthermore, Seller represents and warrants that: (i) each Ground Lease is in full force and effect and has not been modified or amended, except as provided to Purchaser; (ii) Seller is in actual possession of the leased premises under each Ground Lease; (iii) Seller has paid the rent set forth in each Ground Lease on a current basis and there are no past due amounts; (iv) except as expressly set forth in each Ground Lease, Seller is not obligated to pay any additional rent or charges to any Ground Lessor for any period subsequent to the Closing Date; (v) Seller has not received notice from or given notice to any Ground Lessor claiming that such Ground Lessor or Seller is in default under any Ground Lease, and, to the best of Seller’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; (vi) each Ground Lease does not provide for non-monetary rent or other consideration to the Ground Lessor thereunder; (vii) except for those Tower Sites where Seller has acquired a long term easement interest, Ground Lessor is not an Affiliate of Seller, (viii) each Ground Lease (or a memorandum thereof) and all assignments of such Ground Lease (if any) is recorded in the appropriate jurisdiction, or a memorandum or other document referencing such Ground Lease will be recorded in the appropriate jurisdiction as of the Closing Date, and (ix) Seller has no obligation under any Ground Lease to relocate any Tower now or in the future. Seller has not received notice that any Ground Lessor has conveyed, assigned or transferred such Ground Lease to any third party engaged in the business of acquiring, by easement, ground lease, assignment or other method, rights to leases related to wireless communications facilities.

4.4            Utilities. All electric, telephone, drainage facilities and other utilities required for Seller’s use and operation of the Tower Sites by Seller are in good working order.

4.5            Tenant Leases. Seller has attached hereto as Schedule 4.5 true, correct and complete descriptions of the Tenant Leases and has delivered to Purchaser true, correct and complete copies of the Tenant Leases described on the attached Schedule 4.5. Seller is the original lessor (or has validly succeeded to the rights of the original lessor) under each Tenant Lease. Seller will assign its interests in each Tenant Lease to Purchaser at Closing free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Except for the rights of each Tenant, as tenant only, pursuant to each Tenant Lease, no Person other than Purchaser will on the Closing Date be in, or have any right or claim to, possession of any of the Assets, except the Permitted Exceptions. Other than the Tenant Leases, there are no leases, subleases, licenses or other occupancy agreements (written or oral) which grant any possessory interest in or to any Tower or Tower Site, or which grant any other rights with respect to the use of any of the Assets, except the Permitted Exceptions. Furthermore, Seller represents and warrants that: (a) each Tenant Lease is in full force and effect and has not been modified, terminated or non-renewed; (b) each Tenant has accepted and remains in possession of its premises under its Tenant Lease (except as set forth on Schedule 4.5(b)); (c) Seller is collecting the rent and other charges set forth in each Tenant Lease on a current basis and there are no past due amounts thereunder (except as set forth on Schedule 4.5(c)); (d) no Tenant under any Tenant Lease is entitled to any rental concessions or abatements in rent for any period subsequent to the Closing Date (except as set forth on Schedule 4.5(d)); (e) Seller has not given notice to a Tenant claiming that a Tenant is in default under each Tenant Lease, and, to Seller’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; (f) Seller has not received notice from a Tenant claiming that Seller is in default under the applicable Tenant Lease, which default or defect remains in any manner uncured; (g) Seller has not received notice from a Tenant asserting any Claims, offsets or defenses of any nature whatsoever to the performance of its obligations under any Tenant Lease and, to Seller’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such Claim, offset or defense; (h) except as expressly set forth in any Tenant Lease, there are no security deposits or prepaid rentals under each Tenant Lease; (i) no Tenant Lease provides for non-cash or in-kind rent or other consideration to the lessor; (j) no Tenant is an Affiliate of Seller; (k) no Tenant Lease has been transferred, assigned, encumbered or pledged as collateral by Seller, except for monetary liens that will be paid by Seller at Closing; and (l) Seller has no Knowledge of any facts which would prevent Purchaser from co-locating additional tenants on the Tower.

4.6            Real Property and Easements.

(a)            Real Property. For all Real Property identified on Schedule 4.6(a), if any, owned by Seller, Seller has good and marketable fee simple title to the Real Property attached hereto and made a part hereof, and has good title to the Improvements thereon, subject in each case to the Permitted Exceptions.

(b)            Easements. For all Easements identified on Schedule 4.6(b), a true, correct and complete description of such Easement is referenced in Schedule 4.6(b), Seller is the original grantee (or has validly succeeded to the rights of the original grantee) under the Easement. Seller will assign and convey its interests in the Easement in connection therewith to Purchaser at Closing free and clear of all liens and encumbrances, subject in each case to the Permitted Exceptions. Furthermore, Seller represents and warrants that (a) each Easement is in full force and effect and has not been modified or amended except as provided to Purchaser; (b) Seller is in actual possession of the easement area under the Easement; (c) except as expressly set forth in the Easement, Seller is not obligated to pay any rent or charges under the Easement for any period subsequent to the Closing Date; and (d) Seller has not given notice to or received notice from any Person claiming that the Seller is in default under the Easement, and, to the best of Seller’s knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default.

4.7            Insurance; Additional Disclosures and Bonds. Seller has in full force and effect commercial liability and casualty insurance policies with sufficient extended coverage with respect to the Assets deemed necessary by Seller to (a) protect Seller in the event that any Tower or Tower Site might be damaged or destroyed; and (b) to allow it to fully replace any Tower or Tower Site that might be damaged or destroyed. There is no claim by Seller affecting the Assets pending under any such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been timely paid and Seller has otherwise complied in all material respects with the terms and conditions of such policies. Such policies are in full force and effect. Except as set forth in Schedule 4.7, Seller has not been required by any Governmental Authority or other Person to post and/or has not posted any construction, fidelity, performance or other bonds, letters of credit, or other security relating to any Towers or Tower Sites.

4.8            Access. Each Tower Site has adequate, direct, indefeasible, congruous, legal and practical pedestrian and vehicular access to public roads.

4.9            Title to Assets; Mechanics’ Liens. Seller has good, marketable, and insurable title to the Assets, free of all liens and encumbrances excepting only Permitted Exceptions. On the Closing Date, there will not be unsatisfied mechanic’s or materialmen’s lien(s) concerning the Assets or outstanding contracts made or authorized by Seller for any work or services concerning the Assets, including professionals such as architects, engineers and planners, which have not been fully paid for. The Assets are free and clear of all liens and encumbrances, and at the Closing, there will be no monetary liens of record.

4.10          Taxes and Assessments. All real property taxes and assessments assessed to Seller, if any, and all personal property, sales, use and other taxes and assessments payable by Seller for or relating to the Assets assessed to the Seller (“Real and Personal Property Taxes”) that are due and payable have been fully paid. To Seller’s Knowledge, there are no Real and Personal Property Taxes or similar obligations affecting the Assets which are past due by Seller.

4.11          Maintenance of Assets. Seller has maintained the Assets in good condition, ordinary wear and tear excepted.

4.12          Structural Defects. To Seller’s Knowledge, there are no physical, structural, or mechanical defects in the Towers or other Improvements, and the same are suitable and adequate for their current use.

4.13          Legal Compliance; No Litigation or Proceedings; Condemnation. To Seller’s Knowledge, the use, maintenance and operation of the Assets by Seller, Tenants and other Persons is in material compliance with all applicable Legal Requirements and with all applicable easements, restrictive covenants, reservations and other matters of record affecting the property where such Tower Site is located. Seller has not received notice of any outstanding notices of violation currently in effect for the Assets. Seller has not received notice of any suits, actions or proceedings pending or, to Seller’s Knowledge, threatened, against or affecting the Assets before any Governmental Authority, and, to Seller’s Knowledge, Seller is not in default under any judgment, order, writ, injunction, rule or regulation of or issued by any Governmental Authority. To Seller’s Knowledge, except as set forth in Schedule 4.13, there is no claim, litigation, proceeding, or investigation, pending or threatened, against Seller that involves or affects the Assets or the right to occupy or utilize same, or that has or could have a material adverse effect on the Assets (including but not limited to the construction or operation of the Towers and Tower Sites in accordance with the terms of the Ground Leases and Tenant Leases), or that has or could have a material adverse effect on the consummation of the transactions contemplated by this Agreement and/or the enjoyment of the benefits hereof. Seller has not received notice of any present or pending legal or administrative proceedings relative to condemnation, or other taking by any Governmental Authority, of any portion of the Assets, and to Seller’s Knowledge, no such proceeding is contemplated or threatened.

4.14          Permits. All Permits necessary to construct and operate the Towers and other Improvements have been issued and are in full force and effect.

4.15          Environmental Compliance; Hazardous Materials. To Seller’s Knowledge: (a) the Properties are not contaminated by any hazardous material; (b) the Properties have not in the past been used, and are not presently being used, for the handling, storage, transportation, or disposal of hazardous or toxic substances, materials, pollutants or waste (or similar items under applicable environmental Legal Requirements); (c) there has been no release of any such items into the environment from the Tower Sites or in, on, or under the Tower Sites by Seller; and (d) there is no existence or prior existence on the Properties of any hazardous materials, nor of the existence or prior existence of any above or below ground storage tank and/or backup generators, except as disclosed to Purchaser in writing in Schedule 4.15. Seller has operated the Tower Sites in compliance with environmental Legal Requirements, and Seller has not received any notice, notification, demand, request for information, citation, summons or order with respect to any alleged violation of any environmental Legal Requirements. To Seller’s Knowledge, Seller has no liabilities arising in connection with or in any way relating to the Tower Sites or the use, occupancy, maintenance or operation thereof (including offsite disposal) arising as a result of any violation by Seller of such environmental Legal Requirements.

4.16          No Flood Hazard Area. To Seller’s Knowledge, except as set forth in Schedule 4.16, the Properties are not located within an area that has been designated by the Federal Emergency Management Administration as being subject to any special or increased flooding hazards.

4.17          No Other Contracts. Except as set forth on Schedule 4.17, Seller has not entered into any other contract of sale for, and has not given any Person the option to purchase any portion of, the Assets other than Purchaser.

4.18          Accurate Documents. The information set forth in the schedules attached to this Agreement and prepared by Seller is accurate and complete. All contracts, documents, reports, deeds, leases, title insurance policies, title opinions, surveys and other items relating to the Assets and delivered to Purchaser by Seller pursuant to this Agreement are true, correct and complete copies of the originals thereof.

4.19          No Bankruptcy. Seller has not (a) made any assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of any of its assets, (d) suffered the attachment or other judicial seizure of any of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors, generally.

4.20          Intentionally Omitted.

4.21          Accuracy of Seller’s Representations and Warranties. Purchaser will have no duty to investigate or inquire about the accuracy or veracity of any representation or warranty contained in this Agreement.

4.22          Survival of Seller’s Representations and Warranties. All of Seller’s representations and warranties contained in this Agreement and Seller’s liability therefore will survive the Closing for the periods set forth in Section 13.3.

5.             REPRESENTATIONS AND WARRANTIES OF PURCHASER. As a material inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows:

5.1            Organization; Qualification; Authority. Purchaser is a limited liability company, duly organized and validly existing under the laws of its state of organization, Delaware, and is duly qualified to transact business under the laws of each state in which Purchaser actually conducts business. Subject to the approval of Purchaser’s investment committee and manager, all documents, including this Agreement, executed or to be executed by Purchaser (a) have been or will be duly authorized, executed and delivered by Purchaser, (b) are or will be legal, valid and binding obligations of Purchaser, and (c) do not or will not violate any provisions of any agreement to which Purchaser is a party or to which it is bound. Purchaser has the full right, power and authority, without the necessity of obtaining the consent or approval of any other Person, to enter into this Agreement and to perform its obligations under this Agreement.

5.2            Legal Compliance; No Proceedings. To Purchaser’s Knowledge, Purchaser is in full compliance with all applicable Legal Requirements the failure of which to comply would have a material adverse effect on the transactions contemplated by this Agreement. There are no other suits, actions or proceedings pending or, to Purchaser’s Knowledge, threatened, against or affecting Purchaser before any Governmental Authority, and Purchaser is not in default under any judgment, order, writ, injunction, rule or regulation of or issued by any Governmental Authority, in each case, the resolution of which could have a material adverse effect on the transactions contemplated by this Agreement.

5.3            Availability of Funds. Purchaser will have, at the Closing, sufficient immediately available funds in cash to pay the Purchase Price and any other amounts payable by Purchaser pursuant to this Agreement and to effect the transactions contemplated hereby.

5.4            Accuracy of Representations and Warranties. Seller will have no duty to investigate or inquire about the accuracy or veracity of any representation or warranty of Purchaser.

5.5            Survival of Purchaser’s Representations and Warranties. All of Purchaser’s representations and warranties contained in this Agreement and Purchaser’s liability therefor will survive the Closing for the period set forth in Section 13.13.

6.             INSPECTION PERIOD; ACCESS; KEY DOCUMENTS; GOVERNMENTAL AND THIRD-PARTY CONTACT; NO CHANGES; CONDUCT DURING INSPECTION PERIOD; TERMINATION; TITLE MATTERS.

6.1            Access. During the Inspection Period, Seller will allow Purchaser and its representatives, agents, contractors, architects and engineers access (a) to the Properties and Assets at any time during normal business hours, at Purchaser’s sole cost and expense, (b) to show the Properties and Assets to third parties and (c) to perform any tests, borings, inspections, surveys, studies, environmental site assessments and measurements which Purchaser reasonably deems necessary or appropriate. Purchaser shall provide Seller not less than one (1) Business Day prior notice (email being sufficient) before (i) any entry by Purchaser or any of its representatives, agents, contractors, architects and engineers of upon any Tower Site, or (ii) any written or verbal communication with any Ground Lessor regarding any Tower Site or applicable Ground Lease, or (iii) any written or verbal communication with any Tenant regarding any Tower Site or applicable Tenant Lease it being understood between Purchaser and Seller that Purchaser may provide notice of the commencement of all such services and inspections related to all Tower Sites in a single, one time notification to Seller. Purchaser will restore any disturbed Properties and Assets to the condition existing immediately prior to Purchaser’s tests, boring, inspections, surveys, studies, environmental site assessments and other investigative activities. Purchaser will indemnify and hold Seller harmless from any Claims suffered or incurred by Seller as a result of Purchaser’s entry upon the Tower Sites during the Inspection Period for the applicable statute of limitations period or 18 months, whichever is shorter.

6.2            Key Documents. Within five (5) days following the request from Purchaser, Seller will furnish to Purchaser true, correct and complete copies of all records, documentation and other information in its possession (or in the possession of Seller’s attorneys or other representatives) concerning the ownership, use, operation and condition of the Assets, including, but not limited to, the Permits, any title insurance policies, recorded title documents, title abstracts, title opinions, surveys, plans, engineering reports, soil tests, service contracts, legal opinions, environmental site assessments and similar items.

6.3            Governmental and Third-Party Contact. Purchaser may, but is not obligated to, contact any Governmental Authority about any Permits or Legal Requirements concerning the Assets, and may following coordination with and notice to Seller (telephone or email being sufficient) of not less than one (1) Business Day prior to the initial entry into any such Property or contact with any Ground Lessor, contact the Ground Lessor, Tenant or any other Person about the Ground Leases, the Tenant Leases, the Ground Lessor Estoppels, the Tenant Estoppels or any other aspects of the Assets, it being understood between Purchaser and Seller that Purchaser may provide notice of the commencement of all such services and inspections related to all Tower Sites in a single, one time notification to Seller.

6.4            Changes Prior to Closing. Seller may not: (a) enter into any new lease, license or other occupancy agreement for, space on the Towers and/or Tower Sites; (b) renew, modify or terminate the Ground Leases or Tenant Leases (except for renewals or extensions as set forth in any applicable Ground Lease or Tenant Lease pursuant to the terms thereof); (c) take any action or fail to take any action that would constitute a default under the Tenant Leases, the Ground Leases or the Easement; or (d) enter into or renew any management, maintenance, service or other agreement affecting the Assets, in each of the foregoing instances, without Purchaser’s prior written consent or approval, which consent or approval will not be unreasonably withheld or conditioned and shall be approved or rejected within ten (10) Business Days of Purchaser’s receipt of Seller’s request for approval.

6.5            Conduct Relating to Assets Prior to Closing. Prior to Closing, Seller (a) will conduct its business in the usual and ordinary course, (b) will use its best efforts to maintain and preserve the Assets, and (c) will not encumber, modify or alter the Assets in any material respect. Except with the prior written consent or approval of Purchaser, Seller will not dispose of any of the Assets.

6.6            Termination. Purchaser will have the right, in its sole and absolute discretion, to terminate this Agreement at any time during the Inspection Period for any reason whatsoever, including, without limitation, the lack of approval of Purchaser’s investment committee, board of directors and manager to the transaction contemplated herein. Purchaser will notify Seller in writing of its intention to terminate this Agreement pursuant to this Section prior to 5:00 p.m. (Central Time) on the last day of the Inspection Period (or, if the last day of the Inspection Period is not a Business Day, prior to 5:00 p.m. Central Time on the first Business Day following the end of the Inspection Period). If Purchaser fails to so notify Seller within such time period, all rights of Purchaser to terminate this Agreement pursuant to this Section 6.6 will be null and void and of no further force or effect. Seller will have the right to terminate this Agreement in the event that: (i) Seller is not in default under this Agreement, and (ii) the Closing has not occurred on or before the Closing Date (as defined below). In the event Seller desires to terminate this Agreement pursuant to this Section 6.6, Seller shall provide to Purchaser, via email and overnight delivery, notice of Seller’s intent to terminate at least five (5) Business Days prior to such termination, and Purchaser shall have the right to effectuate the Closing on or before such five (5) Business Day period (in which case Seller will perform all of its obligations under this Agreement to effectuate such Closing).

6.7            Title Matters (Title Defects; Cure of Title Objections). On or before the end of the Inspection Period and through the Closing Date, Purchaser shall have the right to object in writing to any title matters which materially and adversely affect Seller’s title to the Assets and Seller shall diligently cooperate and work with Purchaser and its title company to remove such exceptions, other than Permitted Exceptions (“Required Removal Exceptions”), provided that Seller shall not be required to bring legal action, institute any legal proceeding, or expend any money or pay any fee, cost or charge to effect such removal. If any Required Removal Exceptions are not removed on or prior to the Closing, Purchaser may elect to either (a) exercise Purchaser’s right to terminate this Agreement in its entirety under this Section 6.7(a) or the other terms of this Agreement, or (b) accept such exceptions to title and the Closing shall occur as otherwise provided in this Agreement. Notwithstanding anything to the contrary in this Section 6.7 or otherwise in this Agreement, Seller shall in any event cause the removal of any monetary liens that encumber Seller’s interest in the Assets (such as mortgages or deeds of trusts granted by Seller, judgements against Seller filed in the County where such real property is located, tax liens for unpaid Real or Personal Property Taxes assessed to Seller and unsatisfied mechanic’s or materialmen’s liens for work authorized by or on behalf of Seller concerning the Assets) on or before the Closing Date.

7.             CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE. Purchaser’s obligations hereunder are expressly contingent upon fulfillment of the following terms and conditions:

7.1            Accuracy of Representations and Warranties. All representations and warranties of Seller set forth in this Agreement, irrespective of any “Knowledge” qualifiers contained in this Agreement, shall be true and correct as of the Closing Date as if made on that date.

7.2            Title to Assets. Seller shall have good and marketable title to the Assets as of the Closing Date free and clear of all liens and encumbrances, excepting only the Permitted Exceptions, on or before the Closing Date.

7.3            Intentionally Omitted.

7.4            No Change in the Assets. No material adverse change in the Assets shall have occurred between the Effective Date and the Closing Date.

7.5            Execution and Delivery of Documents. Seller shall have executed and delivered to Purchaser any and all documents and instruments contemplated by this Agreement, including those set forth on Exhibit B.

7.6            Third Party Approvals. Seller shall have obtained all third-party consents, approvals, and/or non-disturbance agreements from all governmental and regulatory agencies, landlords, mortgagees, secured parties, tenants, or other third parties which are legally necessary in order for Seller to consummate the transactions contemplated by this Agreement, except that non-disturbance agreements shall not be required for mortgages recorded subsequent to the recordation of any memorandum of lease for any Tower Site.

7.7            Absence of Litigation. The absence of any pending or threatened litigation which (a) has or could have a material adverse effect on the consummation of the transactions contemplated by this Agreement and/or the enjoyment of the benefits hereof, or (b) has or could have a material adverse effect on the Assets.

7.8            Compliance with Laws. Satisfaction by each party’s counsel that the transaction contemplated by this Agreement is in compliance with all Legal Requirements.

7.9            Intentionally Omitted.

7.10          Ground Lessor Estoppels. Purchaser shall have obtained from not less than, in the aggregate, seventy five percent (75%) of the Ground Lessors set forth herein and the ground lessors set forth in the Other Purchase Agreements the Ground Lessor Estoppels. If there is no record evidence of a Ground Lease, Seller shall also have obtained a Memorandum of Lease in recordable form and otherwise in form and substance acceptable to Purchaser. Any and all costs, fees, charges or amounts paid to the Ground Lessor, including attorneys’ fees and costs, shall be at the sole cost of Purchaser. In the event Purchaser is unable to obtain all of the provisions in the document set forth on Exhibit D signed by the Ground Lessor, Seller shall use its best efforts and diligently cooperate with Purchaser, to obtain most of the provisions in the document set forth on Exhibit D, as modified with Purchaser’s input with respect to the form and content of such Ground Lessor Estoppel. Following such efforts, in the event that Seller, in cooperation with Purchaser, is still unable to obtain most of the provisions set in the document set forth on Exhibit D, Seller shall have the right to obtain and deliver to Purchaser, with Purchaser’s input as to form and content, in full satisfaction of this condition precedent, an estoppel confirming (i) the existence and current effectiveness of the underlying Ground Lease, (ii) the current monthly rent, the initial and all applicable renewal terms of the Ground Lease, (iii) containing an affirmative statement that there is no current breach under the Ground Lease on behalf of Seller, that no event or condition exists that, with the passage of time or the giving of notice, or both, would constitute a default of Seller under the Ground Lease, as applicable, and (iv) that the signor thereof is the Ground Lessor (such an estoppel addressing only such factual matters is hereinafter referred to as a “Confirmatory Estoppel”).

7.11          Tenant Estoppels. Purchaser shall have obtained the Tenant Estoppels, in a form pre-approved by each Tenant and reasonably acceptable to Purchaser, representing not less than seventy-five percent (75%) of the annualized Tower Cash Flow.

7.12          Intentionally Omitted.

7.13          Tower Cash Flow. The annualized Tower Cash Flow generated from the operation of the Assets in the Hemphill Purchase Agreements (including this Agreement) is at least $940,268.31 as set forth on Schedule 7.13 in the Hemphill Purchase Agreements (including this Agreement) with any estimates of expenses or costs set forth therein being binding on Purchaser and Seller. In the event the aggregate Tower Cash Flow of all the Assets as defined in the Hemphill Purchase Agreements (including this Agreement), when combined, is less than $940,268.31, on an annualized basis, and such deficiency is caused by one of the Assets set forth in this Agreement, then the Purchase Price under this Agreement shall be reduced by the dollar amount of such deficiency multiplied by 46.00. In the event the combined Purchase Price in this Agreement and the purchase price in the Other Purchase Agreements, as a result of such adjustment in this Section 7.13 (“Combined Purchase Price”), is reduced by more than $750,000 in the aggregate so that the Combined Purchase Price would be less than $47,850,000, then Seller shall have the right to terminate this Agreement and the Other Purchase Agreements.

7.14         Additional Tenant Installation. At Closing, each Tower shall be determined to have existing capacity under current TIA engineering standards for additional antenna structures.

8.             CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE. Seller’s obligations hereunder are expressly contingent upon fulfillment of the following terms and conditions:

8.1            Accuracy of Covenants, Representations and Warranties. All covenants, representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as if made on that date.

8.2            Execution and Delivery of Documents. Purchaser shall have executed and delivered to Seller any and all documents and instruments contemplated by this Agreement.

8.3            Other Purchase Agreement. The consummation of the purchase and sale of the property that is the subject of the Other Purchase Agreements shall have occurred.

9.             CLOSING. If all representations and warranties contained in this Agreement are true and correct, all conditions precedent contained in this Agreement are satisfied, and Seller is not in breach under this Agreement, then Seller and Purchaser agree that the Closing will be consummated as follows:

9.1            Place of Closing. The Closing will be via mail or electronic mail, virtual, or at such other place as mutually agreed upon by Seller and Purchaser.

9.2            Closing Date. The Closing will occur on or before the Closing Date.

9.3            Seller’s Closing Documents. Seller will deliver the items listed on Exhibit B to Purchaser at the Closing, each in form and substance acceptable to Purchaser and each fully executed and acknowledged as required.

9.4            Purchaser’s Closing Documents. Purchaser will deliver the Purchase Price and items listed on Exhibit C to Seller at the Closing, each fully executed and acknowledged as required.

9.5            Delivery of Possession. At the Closing, Seller will deliver actual and exclusive possession of the Assets to Purchaser subject only to the rights of Tenants, as tenants only, pursuant to such Tenants’ Tenant Leases, and the Permitted Exceptions.

9.6           Closing Obligations. At Closing, Purchaser shall pay the Purchase Price in accordance with Sections 3, 7, 10, and 11 of this Agreement.

10.           CLOSING COSTS; EXPENSES; ALLOCATION OF PURCHASE PRICE.

10.1          Attorneys’ Fees. Each of Seller and Purchaser will pay its own attorneys’ fees and costs incurred in connection with the negotiation of this Agreement and consummation of the Closing.

10.2          Transfer Taxes; Recording Costs. Purchaser shall pay the cost of all transfer taxes (including all documentary stamp taxes, if required), with respect to the transactions contemplated by this Agreement. Seller shall pay recording costs associated with releases and other documents required to clear title to the Assets or to otherwise comply with Seller’s obligations hereunder to deliver marketable title. Purchaser shall pay all recording costs of the Memorandums of Leases.

10.3          Title Insurance. Purchaser will pay the cost of any title insurance policy insuring Purchaser’s title to the Tower Site (if Purchaser elects to obtain a title insurance policy) and any costs associated with its inspection of the Assets during the Inspection Period. Purchaser shall pay the escrow closing fees of the Title Company for acting as escrow closing agent.

10.4          Intentionally Omitted.

10.5          Broker’s Fees. Seller shall pay Seller’s Broker fees in accordance with Section 16 of this Agreement.

10.6          Other Expenses. Any items of cost or expense not specifically allocated above will be paid by the party to the transaction that customarily bears such cost or expense within the county in which the Tower Site is located.

10.7          Allocation of Purchase Price. The Purchase Price shall be allocated among each of the Assets for each Tower Site in accordance with their respective fair market values (the “Allocation”) in a manner consistent with Code as determined by Purchaser and Seller before Closing. The Allocation shall be conclusive and binding upon Purchaser and Seller for all tax purposes, and that the parties hereto agree that all tax returns shall be prepared in a manner consistent with the Allocation and that the parties hereto shall not take a position in any tax return or audit or any proceeding before any governmental entity or otherwise that is inconsistent with the Allocation, unless and to the extent required to do so pursuant to a final determination in accordance with the Code or any similar state or local law, and each shall use commercially reasonable efforts to assist the other in any proceedings before any governmental entity in respect to such Allocation.

11.           PRORATIONS.

11.1            Taxes; Utilities; Rents. All ground rents, Real and Personal Property Tax assessments, and utility charges, and similar expenses will be prorated as of 12:01 A.M. on the Closing Date on the basis of a 365-day year for annual expenses, it being understood that Seller shall be responsible for all such expenses covering all periods (or portions thereof) prior to the Closing Date and shall be entitled to all income from the Assets attributable to all periods (or portions thereof) prior to the Closing Date, and Purchaser shall be responsible for all such expenses for all periods (or portions thereof) on or subsequent to the Closing Date and entitled to all such income attributable to all periods (or portions thereof) on or subsequent to the Closing Date. Rents actually collected under the Tenant Leases will be prorated as of 12:01 a.m. on the Closing Date on the basis of a 30-day month. If Seller receives any rents or other receipts subsequent to the Closing Date which relate to any period of time subsequent to the Closing Date that belong to Purchaser for which there was not an adjustment at Closing, Seller will immediately pay to Purchaser in Current Funds that portion of the rents attributable to the period of time subsequent to the Closing Date for which there was not an adjustment at Closing. If Purchaser receives any rents or other receipts subsequent to the Closing Date which relate to any period of time prior to the Closing Date that belong to Seller for which there was not an adjustment at Closing, Purchaser will immediately pay to Seller in Current Funds such amounts payable for the period of time prior to the Closing Date for which there was not an adjustment at Closing. All utility deposits and reservation fees paid by or on behalf of Seller in connection with the Assets will be assigned and transferred to Purchaser, with Seller receiving a credit on the Closing Statement for such items.

11.2          Estimate of Real Property Taxes. If, on the Closing Date, the current real property tax bill with respect to any real property is not available, the amount of real property taxes will be apportioned based on the current year’s millage and the current year’s assessment. If the current year’s millage is not fixed and the current year’s assessment is available, real property taxes will be apportioned based on such assessment and the prior year’s millage. If the current year’s assessment is not available, then real property taxes will be apportioned on the prior year’s tax. Any apportionment of real property taxes based upon any figures other than a final tax bill will, at the request of either Seller or Purchaser, be subsequently reapportioned based upon receipt of the final tax bill for the current year. If any of the Assets has never been assessed, no such proration shall be made.

11.3          Subsequent Prorations. If any of the prorations cannot be calculated accurately on the Closing Date, then the same will be calculated within sixty (60) days after the Closing Date and either party owing the other party a sum of money based on such subsequent prorations will promptly pay the sum to the other party in Current Funds. The terms of this Section will survive the Closing.

12.           RISK OF LOSS. Seller will bear all risk of loss to any Assets, whether by fire, casualty or otherwise from the Effective Date through and including the Closing Date.

13.           INDEMNITY & REMEDIES.

13.1          Seller’s Indemnity. After the Closing Date, Seller will indemnify, defend and hold harmless Purchaser, its Affiliates, and each of their respective Representatives (collectively, the “Purchaser Indemnified Parties”), from and against any Claims arising out of (a) any breach of any representation or warranty by Seller, (b) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement, (c) any act or omission of Seller or its agents or representatives relating to the period of time prior to the Closing, including any act or omission, or series of similar or related acts or omissions commencing prior to the Closing Date and continuing after such Closing Date, and (d) any unpaid taxes for the Assets for the period of time prior to the Closing Date, and any delinquencies, fees, costs and any and all other expenses associated with such unpaid taxes attributable to the period prior to the Closing Date, excluding, however, any Claims arising out of any act or omission, or series of similar or related acts or omissions, of Purchaser commencing on or after the Closing Date.

13.2          Purchaser’s Indemnity. After the Closing Date, Purchaser will indemnify, defend and hold harmless Seller, its Affiliates and each of their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against any Claims arising out of (a) any breach of any representation or warranty by Purchaser, (b) any failure by Purchaser to perform or fulfill any of its covenants or agreements set forth in this Agreement; (c) any act or omission of Purchaser or its agents or representatives relating to the period of time subsequent to the Closing, excluding, however, any Claims arising out of any act or omission, or series of similar or related acts or omissions, of Seller commencing prior to the Closing Date and continuing after the Closing Date.

13.3          Survival. In the event of a termination of this Agreement, this Section will survive such termination for a period of thirty (30) days. This Section 13 will survive Closing for a period of eighteen (18) months after Closing, after which time the indemnities herein will be deemed to be of no further force or effect, except as to any Claim which the indemnitee has notified the indemnitor of prior to the expiration of the eighteen (18) month period and except for (a) the representations and warranties set forth in Section 4.1 and 5.1 (authority), shall survive indefinitely and not be subject to any indemnification cap set forth in Section 13.4, (b) Section 4.10 (taxes), Section 4.15 (environmental), and 4.19 (bankruptcy) shall survive for the full period of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) and shall not be subject to any indemnification cap set forth in Section 13.4. All covenants and agreements of the parties contained herein (including the covenant in Section 16 regarding Seller’s Broker) shall survive the Closing indefinitely or for the period explicitly specified therein and shall not be subject to the indemnification cap set forth in Section 13.4. Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty, and such Claims shall survive until finally resolved.

13.4          Limitations on Indemnification.

(a)            Notwithstanding anything to the contrary in Sections 13.1 or 13.2 hereof, each of the Purchaser Indemnified Parties and Seller Indemnified Parties, as the case may be, shall be entitled to recover for any Claim relating to any breach or inaccuracy of any representation or warranty pursuant to Sections 4 and 5 hereof only to the extent that the aggregate amount of such Claims exceed $200,000 (the “Basket”), in which case the indemnification obligations shall apply to the total amount of such Claims (including the Basket); provided, however, that the Basket shall not apply to any Claims for breaches or inaccuracies of representations and warranties contained in Sections 4.1 and 5.1 (authority), and 4.15 (environmental) hereof. In no event shall the aggregate indemnification obligations of the Purchaser, on the one hand, or Seller, on the other hand, under Sections 13.1 or 13.2 in respect of any and all Claims relating to any breaches or inaccuracies of any representations or warranties pursuant to Sections 4 and 5 hereof exceed fifty percent (50%) of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to any Claims for breaches or inaccuracies of representations and warranties contained in Sections 4.1 and 5.1 (authority), 4.9 (title), and 4.15 (environmental) hereof, or for any Claims based in fraud, willful misrepresentation or willful breach. In addition, Purchaser shall be prohibited to make any Claims for indemnification hereunder to the extent Purchaser had actual Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to the Closing but proceeded to Closing notwithstanding such Knowledge.

14.           DEFAULT.

14.1            Purchaser’s Default. If Purchaser fails to perform its obligations under this Agreement, Seller will have the right of specific performance, without waiving Seller’s right to sue Purchaser for damages, or a combination of specific performance and damages. No remedy conferred upon Seller is intended to be exclusive of any other remedy, and each remedy will be cumulative and in addition to every other remedy available under this Agreement, at law or in equity. No single or partial exercise of any remedy will preclude any other or further exercise thereof.

14.2          Seller’s Default. If Seller fails to perform any of its respective obligations under this Agreement, Purchaser will have the right of specific performance, without waiving Purchaser’s right to sue Seller for damages, or a combination of specific performance and damages. No remedy conferred upon Purchaser is intended to be exclusive of any other remedy, and each remedy will be cumulative and in addition to every other remedy available under this Agreement, at law or in equity. No single or partial exercise of any remedy will preclude any other or further exercise thereof.

15.           TERMINATION.

15.1          Termination. This Agreement may be terminated at any time prior to the Closing, only pursuant to the following provisions:

(a)            by mutual written consent of Purchaser and Seller;

(b)            by either Party upon the occurrence of any act of terrorism, act of God, force majeure or other event that has a material adverse effect or that is reasonably expected to have a material adverse effect on the Assets;

(c)            by either Party if any Order of any Governmental Authority restraining, enjoining, or otherwise prohibiting the consummation of the purchase of the Assets shall have become final and nonappealable;

(d)            by either Party, upon the termination of any Other Purchase Agreements, or pursuant to Section 6.6 hereof; or

(e)            by Seller, pursuant to Section 7.13 hereof.

15.2          Effect of Termination. Except for the provisions of Sections 16, 18-23 and 30.3, if this Agreement is terminated pursuant to the provisions herein, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party, or any of their respective Affiliates, employees or Representatives, to the other parties; provided, however, that such termination shall not relieve any party from any liability to the other parties for or in respect of any breach of this Agreement.

16.           BROKER. Seller has retained SteelTree Partners, LLC (“Seller’s Broker”) as its broker, finder or similar agent in connection with the transaction contemplated by this Agreement. Seller will be fully responsible for and will promptly pay to Seller’s Broker when due, in full, any and all brokerage commissions, finder’s fee or similar compensation due Seller’s Broker in connection with the transactions contemplated by this Agreement. At Closing, Seller’s Broker commissions, finder’s fee or similar compensation due to Seller’s Broker will be paid solely by Seller to Seller’s Broker from the proceeds of the Purchase Price. Seller will indemnify, defend and hold harmless Purchaser from any Claims of any agent, broker or finder claiming to have dealt with Seller in connection with this Agreement. This Section shall survive the Closing or any termination of this Agreement.

17.           INTERPRETATION. The singular includes the plural and the plural includes the singular. The word “or” is not exclusive and the word “including” is not limiting. References to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation. References to a Section, Exhibit or Schedule mean a Section, Exhibit or Schedule contained in or attached to this Agreement. The caption headings in this Agreement are for convenience and reference only and do not define, modify or describe the scope or intent of any of the terms of this Agreement. This Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.

18.           NOTICES. All notices, demands or communications required or permitted under this Agreement will be in writing and delivered by hand or sent by nationally recognized overnight courier service, with a copy sent by email, to the party entitled thereto at the address(es) and email(s) set forth below, or such other party(ies), address(es) and email(s) as either party specifies by written notice to the other from time to time in accordance with this Section 18. Any legal counsel designated above or any substitute counsel as designated by Seller or Purchaser by written notice to the other party is authorized to give notices under this Agreement on behalf of its respective client. Any notice or other communication will be deemed given (a) on the date of personal delivery, or (b) on the date of delivery by email or overnight delivery, as applicable.

If to Purchaser:	SWIF II DATACOM INVESTMENT CO. TOWERS, LLC

Attn.: Scott Riggs, Chief Operating Officer

100 Field Point Road
Greenwich, Connecticut 06830
Email: sriggs@stratcap.com
Phone: (615) 730-1105

If to Seller:	HEMPHILL TOWERS I, LLC

Attn: John R. Hemphill, Authorized Manager

1305 North Louisville Ave.

Tulsa, Oklahoma 74115

Email: jhemphill@hemphill.com

Phone: 914-834-2200

19.           ATTORNEYS FEES AND COSTS. In the event of any litigation arising out of this Agreement, the prevailing party will be entitled to recover all expenses and costs incurred, including reasonable attorneys’ fees and costs. This Section will survive the Closing.

20.           ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors and assigns of the parties to this Agreement. Purchaser will have the right to assign this Agreement to any Affiliate or any other Person without the prior written consent of Seller, after which the assignee may enforce all rights and remedies of Purchaser under this Agreement. Purchaser may designate an entity or nominee to take title to any or part or all of the Assets (including any asset that comprises the Assets) and Seller shall convey such Assets (or any portion thereof) to such entity or nominee. Such entity or nominee shall be bound by all provisions of this Agreement. Purchaser shall bear any and all costs associated with Purchaser’s assignment to such nominee.

21.           GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Oklahoma, without regard to principles of conflicts of laws.

22.            JURISDICTION AND VENUE. Any civil action or legal proceeding arising out of or relating to this Agreement may be brought in the United States District Court in any district in which venue is proper. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, at the notice address provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules. To the fullest extent permitted by applicable law, each party waives any right to a jury trial in any action or proceeding to enforce or interpret this Agreement.

23.           INTEGRATION. All prior understandings and agreements between the parties with respect to the subject matter of this Agreement are merged in this Agreement. Neither party is relying upon any statement, covenant or representation made by any other party which is not embodied in this Agreement.

24.           AMENDMENTS. No purported amendment to or waiver of any term of this Agreement will be binding upon any party or have any other force or effect in any respect, unless the same is in writing and signed by the party to be charged.

25.           BINDING EFFECT. This Agreement will be binding upon, and will inure to the benefit of, the Seller and Purchaser and their respective successors and permitted assigns.

26.           FURTHER ASSURANCES. Each party will, cooperate with each other, and from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement. The parties will also cooperate with each other with respect to filing any ownership changes in the FCC’s antenna structure registration (ASR) system. This Section will survive the Closing.

27.           THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies to any Persons other than Seller, Purchaser and their respective successors and permitted assigns.

28.           NO OTHER DISCUSSIONS. Unless or until this Agreement is terminated as provided herein, Seller will not enter into any discussions with any third party concerning the Assets, or furnish any information relating to the Assets to any third party, for the purpose of considering, soliciting or inducing any offer by such third party.

29.           COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement (whether an original or via electronic format, .pdf or facsimile) shall be effective as delivery of a manually executed counterpart of this Agreement.

30.           COVENANT NOT TO COMPETE.

30.1          Seller’s and Purchaser Acknowledgments and Covenants. Seller and Purchaser each hereby acknowledges that:

30.1.1       The agreements and covenants they are providing in this Section are reasonable and necessary to Purchaser’s and Seller’s protection of its legitimate interests in the transaction contemplated by this Agreement.

30.1.2         Seller has certain knowledge of the business operations that may be required to ensure the effective and successful conduct of the business of Purchaser and has access to trade secrets and confidential business methods, plans and practices considered confidential by Purchaser. This information has commercial value in the business in which Purchaser will be engaged after the consummation of the transaction contemplated by this Agreement. Purchaser will be irreparably damaged and its substantial investment in the transaction contemplated by this Agreement materially impaired if Seller was to enter into an activity competing or interfering with the business of Purchaser in violation of the terms of this Section or if Seller was to disclose or make unauthorized use of any confidential information concerning the business of the Seller or Purchaser.

30.1.3        The scope and length of the term of this Section and the geographical restrictions contained herein are fair and reasonable and not the result of overreaching, duress, or coercion of any kind. The full, uninhibited and faithful observance of each of the agreements and covenants contained in this Section will not cause Seller any undue hardship, financial or otherwise. Enforcement of each of the covenants contained in this Section will not impair Seller’s ability, if Seller so desires, to obtain work commensurate with Seller’s abilities and on terms fully acceptable to it.

30.2          Covenant Not to Compete. Seller covenants and agrees that Seller and its principals (“Seller Parties”) shall not, at any time during the period of time beginning on the Closing Date and ending on a date that is one and one half (1.5) years after such date, compete with Purchaser within a radius of one and one half (1.5) miles from the Tower Site purchased pursuant to this Agreement. The period of time referenced in the preceding sentence shall automatically be extended by the period Seller Parties were in violation of such covenant. As used in this Section, to “compete” shall mean to, directly or indirectly, own, manage, operate, join, control, be employed by, or become a director, officer, employee, agent, broker, consultant, representative or shareholder of a corporation or an owner of an interest in or an employee, agent, broker, consultant, representative or partner of a partnership or in any other capacity whatsoever of any other form of business association, sole proprietorship or partnership, or otherwise be connected in any manner with the ownership, management, or operation of any tower or tower site; provided, however, that the Seller Parties shall be expressly permitted to purchase or otherwise acquire up to (but not more than) three percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

30.3          Confidentiality; SEC Filings; Covenants.

(a) Confidentiality. Purchaser and Seller Parties shall hold and shall cause their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller Parties shall not disclose, and shall instruct their respective employees and representatives not to disclose, to any other Person without the consent of the other disclosing party (Purchaser or Seller Parties, as applicable), (i) the terms of this Agreement, (ii) in the case of Purchaser only, any of the information in respect of the Assets, including without limitation, the terms of the Ground Leases, and (iii) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. The parties obligations under clauses (i), (ii) and (iii) of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (x) on a need-to-know basis, to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of this Agreement as are customarily disclosed to such parties in connection with similar acquisitions, (y) as any governmental agency may require in order to comply with applicable Laws or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission (“SEC”), the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, or (z) to the extent that such information is a matter of public record. In addition, notwithstanding the foregoing, in the event any such information is made publicly available in compliance with this Section 30.3, then such information may be used in any collateral sales material used in connection with a public offering of securities by the Purchaser and/or its Registered Company (as defined in Section 30.3(b); provided, that Seller makes no representation or warranty of any kind regarding such information and shall have no liability to Purchaser or any other party with respect to such information or the use thereof by Purchaser as described.

(b) SEC Filings; Covenant. Consistent with the assignment provision in Section 20 hereof, Seller acknowledges that Purchaser is, or may elect to assign all of its right, title and interest in and to this Agreement to a company that is subject to the requirements of the Exchange Act and/or the Securities Act (a “Registered Company”) promoted by the Purchaser or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Purchaser is a Registered Company or Purchaser’s assignee under the Agreement is a Registered Company or a Registered Company Affiliate, the Registered Company may be required to make certain filings with the SEC required under SEC Rule 3-5 and/or Rule 3-14 of Regulation S-X (the “SEC Filings”) that relate to previous fiscal years for the Assets and/or the tenant of the Properties. To assist the Registered Company with the preparation of the SEC Filings, subject to the conditions set forth below, Seller agrees to, and shall (at Purchaser’s expense), provide Purchaser and the Registered Company with financial information regarding the operation of the Properties and/or the tenant of the Properties for the years requested by Purchaser, the Registered Company, and/or Purchaser’s or the Registered Company’s auditors (or the years or portions thereof that Seller has owned the Assets and/or Properties, whichever is less). Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Assets, Properties and/or the tenant of the Properties. (“SEC Filing Information”), if such information is within the possession and control of Seller and may be obtained or provided to Purchaser without expense to Seller. Notwithstanding anything herein to the contrary, SEC Filing Information (i) shall be limited to such information as may be in the possession of Seller or its property manager or accountants and in the format that Seller (or its property manager or accountants) have maintained such information (ii) shall not include any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (iii) shall relate only to the operation of the Assets and/or Properties for the years in question and shall not include any information regarding the purchase, design, construction, development, or business concept/plan of the Assets and/or Properties, or any financial matters relating to Seller’s partners or constituent entities or their affiliates. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Seller makes no representation or warranty regarding the SEC Filing Information and shall have no liability to Purchaser or any other party regarding the SEC Filing Information. Seller’s obligations under this Section 30.3 shall survive the Closing and not be merged therein.

30.4          Remedies. Seller and Purchaser acknowledge that Purchaser will be irreparably damaged (and damages at law would be an inadequate remedy) if this Section is not specifically enforced. Therefore, in the event of a breach or threatened breach by Seller of any provision of this Agreement, then Purchaser shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Section. The terms of this Section shall survive the Closing.

31.           SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The terms of this Section will survive the Closing.

32.           ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of Purchaser and Seller with respect to the purchase and sale of the Assets. This Agreement supersedes any and all prior negotiations, agreements and understandings between the parties. In the event of a conflict between the terms of this Agreement, the terms contained in this Agreement shall control and prevail.

33.           1031 EXCHANGE. Seller may affect the disposition of some or all of the Property in exchange for other property as a tax-deferred exchange (“1031 Exchange”) pursuant to the provisions of Section 1031 of the Internal Revenue Code, as amended (the “Code”). In order to effect the tax-deferred exchange of properties in compliance with the Code, Purchaser agrees that Seller may assign Seller’s rights under the Agreement to a “qualified intermediary” as defined by Treasury Regulations under the Code and Purchaser shall take all other actions reasonably requested by Seller, before and during the Closing(s) to allow Seller to complete the tax-deferred exchange in compliance with the Code; provided that: (a) Purchaser shall not be required to incur any additional cost or expense to complete Seller’s tax-deferred exchange; and (b) Seller shall indemnify Purchaser for all losses, damages, judgments and fees incurred by or assessed against Purchaser on account of Purchaser’s participation in the tax-deferred exchange contemplated by this Section. Seller may also assign its rights under the Agreement to a “qualified intermediary” for the purpose of achieving a 1031 Exchange.

34.           TOWER REMOVAL BONDS; SIGNAGE. Purchaser covenants and agrees that, not later than ninety (90) days following any such Closing Date, it will remove and replace any signage at each Tower Site and provide a replacement tower removal bond as and to the extent required by any municipality in which a Tower Site is located and with respect to which Seller has in place such a bond pertaining to such Tower Site. Purchaser shall notify Seller in writing promptly following its delivery of any such replacement tower removal bond to any such municipality.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT has been executed by Seller and Purchaser as of the Effective Date.

SELLER:

HEMPHILL TOWERS I, LLC

By:	/s/ John R. Hemphill
Name:	John R. Hemphill
Title:	Authorized Manager

PURCHASER:

SWIF II DATACOM INVESTMENT CO. TOWERS, LLC

By:	/s/ Scott Riggs
Name:	Scott Riggs
Title:	Chief Operating Officer

Signature Page to the Purchase and Sale Agreement

Exhibits and Schedules

Exhibit A	-	Defined Terms
Exhibit B	-	List of Seller’s Closing Documents
Exhibit C	-	List of Purchaser’s Closing Documents
Exhibit D	-	Form of Ground Lessor Estoppel
Schedule A	-	Descriptions of Tower Sites
Schedule 4.1	-	Consents or Approvals
Schedule 4.3	-	True, Correct and Complete Descriptions of the Ground Leases
Schedule 4.5	-	True, Correct and Complete Descriptions of the Tenant Leases
Schedule 4.5(b)	-	Tenant Leases where applicable Tenant has not installed its equipment.
Schedule 4.5(c)	-	Tenant Leases where applicable Tenant has not commenced the payment of rent
Schedule 4.5(d)	-	Tenant Leases where applicable Tenant has rights to rental concessions or abatements in rent for any period subsequent to the Closing Date
Schedule 4.6	-	True, Correct and Complete Description of the Real Property and Easements
Schedule 4.7	-	Additional Disclosures; Bonds
Schedule 4.13	-	Legal Compliance; No Proceedings
Schedule 4.15	-	Environmental Disclosure
Schedule 4.16	-	Flood Disclosure
Schedule 4.17		No Other Contracts
Schedule 7.13		Tower Cash Flow

Exhibit A

Defined Terms

The following terms will have the following meanings throughout this Agreement:

“Agreement” - this agreement, as first described in the preamble together with all exhibits, schedules and attachments hereto, and any amendments and supplements to this Agreement.

“Affiliate” - with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person.

“Appurtenant Assets” - all right, title and interest of Seller, if any, in and to all (a) streets, roads, easements, contract rights and rights-of-way appurtenant to the Properties, (b) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefiting the Assets, (c) utility mains, service laterals, hydrants, valves and appurtenances servicing the Assets, and (d) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Assets.

“Assets” - mean the following: the Properties, the Towers, the Tenant Leases, the Appurtenant Assets, the Intangible Personal Assets, the Tangible Personal Assets and other assets as they relate to the Tower and Tower Site that are owned by Seller.

“Assignment and Assumption of Tenant Leases” - collectively, the assignment and assumption of each Tenant Lease between Seller and Purchaser, in a form and substance acceptable to Purchaser.

“Bill of Sale and Assignment” - an instrument from Seller to Purchaser conveying and assigning Seller’s right, title and interest in the Permits (to the extent necessary for, or otherwise obtained in connection with the construction or use of the Assets and to the extent assignable), the Improvements and the Appurtenant Assets (to the extent the same is deemed to the personalty), the Intangible Personal Assets, the Tangible Personal Assets, and the Tenant Leases, and all contracts, files, records and documentation relating to the Assets, in form and substance acceptable to Seller and Purchaser.

“Business Day” - any day other than a Saturday, Sunday or a day upon which banking institutions in the State of Oklahoma are authorized or required by law to close. If a relevant date to this Agreement falls on a day that is a Saturday, Sunday, or a day upon which banking institutions in the State of Oklahoma are authorized or required by law to close, then such date will be deemed to be the next Business Day that follows.

“Claim” - any claim, damage, loss, liability, obligation, demand, defense, judgment, suit, proceeding, disbursement or expense, including reasonable attorneys’ fees or costs (including those related to appeals).

“Closing” - the date upon which the consummation of the purchase and sale of all of the Assets occurs in accordance with the terms of this Agreement.

“Closing Date” - the date of the Closing as mutually agreed upon by Purchaser and Seller, but in no event later than fifteen (15) Business Days following the expiration of the Inspection Period.

“Code” - the federal Internal Revenue Code of 1986, as amended, and as may be further amended from time to time.

“Combined Purchase Price” - shall have the meaning set forth in Section 7.11 of this Agreement.

“Current Funds” - wired funds of lawful currency of the United States.

“Easement(s)” - The easement(s) described on Schedule 4.6(b), together with all amendments, exhibits, addendums, and supplements that are part of such easement(s).

“Effective Date” - shall have the meaning set forth in the preamble of this Agreement.

“FAA” - Federal Aviation Administration.

“FCC” - Federal Communications Commission.

“Governmental Authority” - the United States of America, the state, county, town, village or other municipality, agency, political subdivision, or any agency, instrumentality, or authority of such governmental authority, or a regulatory authority or quasi-governmental authority, in which any of the Assets is located, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of them including but not limited to the FAA, the FCC, any drainage district, street lighting district special taxing district or other government agency or authority.

“Ground Leases” - the ground leases described on Schedule 4.3, together with all amendments, schedules, exhibits, addendums, and supplements that are part of such ground leases.

“Ground Lessor” - the lessor under each Ground Lease.

“Ground Lessor Estoppels” - collectively, the estoppel letter from the Ground Lessors to Purchaser in the form attached hereto as Exhibit D.

"Hemphill Purchase Agreements” – collectively, this Agreement, and the Purchase and Sale Agreement dated of even date herewith by and between Purchaser and Hemphill, LLC , the Purchase and Sale Agreement dated of even date herewith by and between Purchaser and Hemphill Towers, LLC , and the Purchase and Sale Agreement dated of even date herewith by and between Purchaser and Hemphill Resources, LLC.

“Improvements” - the Tower and all poles, buildings, equipment shelters, storage facilities, cabinets, anchors, guy wires and other improvements owned by Seller which are located on the Tower Sites, other than equipment shelters, storage facilities, cabinets and equipment owned by a Tenant or utility company.

“Income and Expense Affidavit” - an affidavit from Seller to Purchaser attesting to the income and expenses associated with the Tower Sites as shown on Schedule 7.13.

“Inspection Period” - the period commencing on the Effective Date and ending on the 60th day after the Effective Date.

“Intangible Personal Assets” - all right, title and interest owned by Seller in and to any development rights, documents, technical matters and work product relating to the Assets, and any Permits, environmental studies, construction, engineering, architectural, landscaping or other plans or drawings related to the Assets and any surveys, maps, site plans, plats and other graphics relating to the Assets.

“Knowledge of Seller” or “Seller’s Knowledge” or similar expressions shall mean the actual knowledge of John R. Hemphill (the authorized member of Seller) and whose primary responsibilities are the subject matter about which the relevant matter relates.

“Knowledge of Purchaser” or “Purchaser’s Knowledge” or similar expressions shall mean the actual knowledge of Scott Riggs (the Chief Operating Officer of Purchaser) whose primary responsibility is the subject matter about which the relevant matter relates.

“Legal Requirements” - any law, ordinance, order, rule or regulation of any Governmental Authority which pertains to the Assets or Seller, including all building, zoning, land use, subdivision, setback, platting, health, traffic, environmental, hazardous waste, natural resources or flood control matters.

“Letter of Intent” - means the letter of intent dated April 28, 2023 by and between Seller and Purchaser.

“Order” - any order, writ, award, judgment, injunction, decree, decision, finding, consent decree or ruling of or by any Governmental Authority, including any arbitrator, mediator or referee.

“Other Purchase Agreements” – shall mean, collectively, that Purchase and Sale Agreement of even date herewith by and between Purchaser and Vision Tower, LLC (“Vision”) together with the Hemphill Purchase Agreements.

“Permits” - all permits, licenses, authorizations, certificates of occupancy, certificates of completion, variances and similar approvals of any Governmental Authority having jurisdiction over any Tower Site.

“Permitted Exceptions” – shall mean (a) exceptions to title which Purchaser fails to object to in writing during the Inspection Period, (b) the Tenant Leases, (c) the Ground Leases, (d) liens for Real and Personal Property Taxes, (e) easements in favor of utility or fiber service providers providing service to the Tower Site, (f) monetary liens granted by Seller that will be paid at Closing, and (g) exceptions to title which Purchaser has knowledge of and proceeds to Closing notwithstanding such knowledge.

“Person” - a natural person, corporation, partnership, limited liability company, trust, joint venture, unincorporated association, Governmental Authority or other entity.

“Properties” - mean the Ground Leases, Real Property (if any), and Easements (if any) and all Improvements situated on the Tower Sites, including the Towers.

“Purchase Price” - shall have the meaning set forth in Section 3 of this Agreement.

“Real Property or “Real Properties” - shall have the meaning set forth on Schedule 4.6(a), if any.

“Real and Personal Property Taxes” - shall have the meaning set forth in Section 4.10 of this Agreement.

“Representatives” – shall mean the members, stockholders, directors, officers, employees, managers, partners, agents and representatives of the applicable Person.

“Required Removal Exceptions” shall have the meaning set forth in Section 6.7 of this Agreement.

“Seller’s Broker” shall have the meaning set forth in Section 16 of this Agreement.

“Tangible Personal Assets” - all right, title and interest owned by Seller in and to all personal property, fixtures, equipment, appliances and other items of personal property owned by Seller and located on the Tower and Tower Site, if any.

“Tenant” – the tenant under each Tenant Lease.

“Tenant Estoppels” - collectively, estoppel letters from each Tenant to Purchaser.

“Tenant Leases” - collectively, the leases described in Schedule 4.5 pursuant to which Tenants are granted the right to use space or install equipment on the Tower or in or on any of the Improvements located and/or to be located on the Tower Site, together with all amendments, schedules, exhibits, addendums, and supplements that are part of such leases.

“Towers” – collectively, the telecommunications towers and other tower facilities on the Tower Sites described on Schedule A.

“Tower Cash Flow” - shall mean the revenues from the Tenant Leases (including those identified on Schedule 4.5, 4.5(b) and Schedule 4.5(c)) minus the expenses (including those estimates set forth therein) relating to the operation and use of the Towers and Tower Sites, all as set forth on Schedule 7.13, which excludes (a) security deposits, refunds to tenants, users and/or licensees, (b) any one-time or non-recurring revenue, and (c) amounts payable under any Tenant Lease with respect to any tenant, user and/or licensee, who has given written notice of termination for such month in accordance with such Tenant Lease.

“Tower Sites” - collectively, the sites on which the telecommunications towers and tower facilities described on Schedule A are located pursuant to the Ground Leases, or on the Real Property or on any long term Easement in favor of Seller on which the Tower and other tower facilities described on Schedule A are located.

Exhibit B

List of Seller’s Closing Documents

1.            The Bill of Sale and Assignment.

2.            The Assignment and Assumption of each Ground Lease.

3.            The Ground Lease Estoppels.

4.            The Assignment and Assumption of Easement, only include if applicable.

5.            Warranty Deeds, only include if applicable.

6.            Copies of the Tenant Leases.

7.            The Assignment and Assumption of each Tenant Lease.

8.            The Tenant Estoppels.

9.            The Income and Expense Affidavit.

10.          Evidence that all utility charges for each Tower Site have been paid through a date not more than thirty (30) days prior to the Closing Date.

11.          An affidavit to Purchaser’s title insurer, in form and substance acceptable to Seller and title insurer.

12.          An affidavit certifying that Seller is not a “foreign person” under Section 1445(f)(3) of the Code.

13.          A certificate of the authorized member(s) and/or manager(s) of Seller setting forth the resolutions adopted by the member(s) and/or manager(s) of Seller authorizing and directing any authorized member(s), manager(s), and/or officer of Seller to execute and deliver the documents required to be executed and delivered by Seller under this Agreement, which certificate will show the name, office and signature of each such member, manager, and/or officer of Seller authorized to execute and deliver such documents.

14.           A certificate of good standing from the Secretary of State of Seller’s state of organization verifying that Seller is duly organized, validly existing and in good standing.

15.          A certificate from Seller in form and substance acceptable to Purchaser, certifying that all representations and warranties of Seller remain true and correct as of the Closing Date.

16.          All keys and other security access devices to the Assets.

17.         Any other documents or instruments required by this Agreement or reasonably requested by Purchaser and within Seller’s possession or control to consummate the Closing.

Exhibit C

List of Purchaser’s Closing Documents

1.            Bill of Sale and Assignment.

2.            The Assignment and Assumption of each Ground Lease.

3.            The Assignment and Assumption of each Easement, if applicable.

4.            Assignment and Assumption of each Tenant Lease.

5.            A certificate from Purchaser, in form and substance acceptable to Seller, certifying that all representations and warranties of Purchaser remain true and correct as of the Closing Date.

6.            Any other documents or instruments required by this Agreement or reasonably requested by Seller and within Purchaser’s possession or control to consummate the Closing.

Exhibit D

FORM OF GROUND LESSOR ESTOPPEL

Landlord Estoppel Certificate

[NAME OF LANDLORD] (“Landlord”) and [HEMPHILL TENANT ENTITY] (“Tenant”) are current parties to a [NAME OF AGREEMENT] dated [DATE] (as amended, modified or supplemented, the “Ground Lease”) of that certain portion of the real property located at [STREET ADDRESS OF PROPERTY] (“Property”), which Property is further described in the Ground Lease.

The statements in this Landlord Estoppel Certificate (“Certificate”) are made with the understanding that SWIF II DATACOM INVESTMENT CO. TOWERS, LLC, a Delaware limited liability company (“Purchaser”) may take an assignment of the Ground Lease and purchase Tenant’s assets located on the Property (the “Transaction”) and will be relying on this Certificate as part of Purchaser’s due diligence review in determining whether to consummate the Transaction.

As of the date set forth below, the undersigned, as Landlord or Landlord’s authorized representative, hereby certifies and confirms to Tenant, its successors and assigns, the following:

1.            Attached as Exhibit A is a true, correct, and complete copy of the Ground Lease. The Ground Lease is in full force and effect and, other than as set forth in Exhibit A, has not been assigned, supplemented, amended or otherwise modified. The Ground Lease constitutes the entire agreement between Landlord and Tenant with respect to the subject matter thereof. Tenant is the current tenant under the terms of the Ground Lease.

2.            The Ground Lease commenced on [COMMENCEMENT DATE] (“Commencement Date”) for an initial term of [INITIAL TERM] (the “Initial Term”). Tenant has the option to extend the term of the Ground Lease for an additional [NUMBER OF EXTENSION TERMS] terms of five (5) additional five (5) year periods (each, an “Extension Term”). The Ground Lease shall automatically renew for each successive Extension Term unless Tenant provides written notice to Landlord of its election not to renew the Ground Lease not less than [____ (__)] days prior to the expiration of the Initial Term or any applicable Extension Term.

3.            The rent commencement date under the Ground Lease is [RENT COMMENCEMENT DATE] (“Rent Commencement Date”). Tenant’s monthly rent under the Ground Lease is [MONTHLY RENT]. Tenant pays no additional monthly rent or other charge, fee or amount except as follows: __________________ (if none, insert “N/A”). Rent shall escalate in accordance with Section [___] of the Ground Lease. All rent and any additional rent, revenue share, charge or fee due and payable under the Ground Lease has been paid through the last day of the month in which this Certificate is signed by Landlord.

4.            Tenant is required to send all notices and remit all rental payments to Landlord at the following address: [CURRENT NOTICE ADDRESS - SHOULD MATCH COVER LETTER], unless otherwise indicated below (complete, if appropriate):

Phone:

5.            Neither Landlord nor Tenant is in default under the Ground Lease and there is no event which, with the giving of notice or the passage of time, or both, would constitute such a default. Landlord has no claim or defense of any nature whatsoever against Tenant with respect to the Ground Lease, and there is no event which, with the giving of notice or the passage of time, or both, would constitute the basis of such a claim or defense. There is no suit, action, proceeding or audit pending or, to the knowledge of Landlord, threatened against or affecting Landlord or the Property at law or in equity or before or by any court, administrative agency, or other governmental authority which brings into question the validity of the Ground Lease or which might result in any adverse change to Tenant’s interest under the Ground Lease.

6.            Tenant may freely sublease space on the ground or on the tower, or both, without obtaining Landlord’s consent.

7.            Tenant has no right of first refusal, right of first offer or purchase option under the Ground Lease, except ____________________ if none, insert “N/A”).

8.            Tenant may from time to time grant to certain lenders selected by Tenant and its affiliates (the “Lenders”) a lien on and security interest in Tenant’s interest in the Ground Lease and all assets and personal property of Tenant located on the leased property under the Ground Lease (the “Personal Property”) as collateral security for the repayment of any indebtedness to Lenders. Landlord hereby agrees to subordinate any security interest, lien, claim or other similar right, including, without limitation, rights of levy or distraint for rent, Landlord may have in or on the Personal Property, whether arising by agreement or by law, to the liens and/or security interests in favor of Lenders, whether currently existing or arising in the future. Nothing contained herein shall be construed to grant a lien upon or security interest in any of Landlord’s assets. Should Lenders exercise any rights of Tenant under the Ground Lease, including the right to exercise any renewal option(s), purchase option(s), or assignment rights set forth in the Ground Lease, Landlord agrees to accept such exercise of rights by Lenders as if same had been exercised by Tenant.

9.            Landlord is the fee simple owner of the Property. Landlord (a) has not assigned Landlord’s interest in the Ground Lease, (b) is not under agreement to or negotiating an agreement to assign Landlord’s interest in the Ground Lease, and (c) will not assign Landlord’s interest in the Ground Lease except in connection with a sale of the underlying fee title.

10.          Landlord consents to the Transaction and the assignment of the Ground Lease from Tenant to Purchaser with the understanding that this consent will be effective only if the Transaction closes. Upon the closing of the Transaction and the effectiveness of such assignment, Purchaser will assume the post-closing obligations of Tenant under the Ground Lease. To the extent that any consent or notice is required for Tenant to assign its interest in the Ground Lease to Purchaser, the foregoing serves to satisfy such notice or consent requirement.

Signed:

Printed Name:
Date:

Exhibit A to the Form of Ground Lessor Estoppel (Exhibit D)

See attached Ground Lease.

Schedule A

Description of Towers and Tower Sites

Site #	Site Name	Street Address	City	County	State	Zip	Tower Height (ft.)	Tower Type	FCC #	Latitude	Longitude
1523	Bird Dog	1640 N Montana Avenue	Roswell	Chaves	NM		65	Monopole	1308390	33.41199	-104.5418
1541	Canjilon	23894A US Hwy 84	Canjilon	Rio Ariba	NM		395	GT	1311057	36.482313	-106.476942
1576	Powell	723 Mount Powell Road	Thoreau	McKinley	NM		160	SST	1311447	35.47	-108.24
1580	BHP	1460 North Montana Avenue	Roswell	San Juan	NM		260	SST	1318656	36.586559	-108.510108
1593	Nian	773 Whites City Road	Malaga	Eddy	NM		195	SST	1313740	32.060511	-104.196644
1659	Dooley	822 Highway 5 East	Plentywood	Sheridan	MT		255	GT	1316380	48.795065	-104.359634
1661	Saco North	18610 Highway 243	Saco	Phillips	MT		300	GT	1315646	48.494722	-107.353439
1662	Vida South	2377 MT Highway 13	Circle	McCone	MT		300	GT	1315647	47.742883	-105.492994
1663	Trenton North	14255 49th Street NW	Williston	Williams	ND		195	SST	1316434	48.126147	-103.766489
1664	Stateline	15289 51st NW	Williston	Williams	ND		195	SST	1315970	48.155939	-103.990456
1665	Tioga Rural	10139 60th St NW	Tioga	Williams	ND		195	SST	1315527	48.284928	-102.880475
1666	Williston 1	3723 26th ST W	Williston	Williams	ND		105	Monopole	1315524	48.168156	-103.67775
1667	Williston 2	2113 2nd Ave W	Williston	Williams	ND		105	Monopole	1315525	48.164642	-103.627506
1668	Williston 3	700 42nd ST W	Williston	Williams	ND		105	Monopole	1315526	48.181777	-103.628399
1675	Ingram Hills	228 Ingram Hills Road W	Ingram	Kerr	TX		300	SST	1317240	30.0895	-99.231667

Schedule 4.1

Consents

Consent required from ground landlord for site 1541 (Canjilon) under the Land Lease Agreement dated July 1, 2018 by and between Gary F. Hayes and Cynthia M. Hayes, as lessor, and Hemphill, LLC, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC, pursuant to that certain Assignment and Assumption Agreement dated August 15, 2023.

Consent required from ground landlord for site 1576 (Powell) under the Telecommunication Tower Site Lease dated February 16, 2020 by and between The Navajo Nation, as lessor, and Hemphill, LLC, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC, pursuant to that certain Assignment and Assumption Agreement dated August 15, 2023.

Prior approval required from ground landlord for site 1593 (Nian) under the Communication Use Lease dated September 17, 2020 by and between United States of America, acting through the Bureau of Land Management, Department of the Interior, as lessor, and Hemphill, LLC, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated August 15, 2023.

Schedule 4.3

True, Correct and Complete Descriptions of the Ground Leases

1523 Bird Dog

Land Option and Lease Agreement dated June 11, 2018 by and between Charles M. DeBremond Post No. 28, The American Legion Department of New Mexico, as landlord, and Hemphill, LLC, as tenant, as amended by that certain First Amendment to Land Option and Lease Agreement dated March 20, 2020 by and between Charles M. DeBremond Post No. 28, The American Legion Department of New Mexico, as landlord, and Hemphill, LLC, as tenant, as assigned by Hemphill, LLC to Hemphill Towers I, LLC, pursuant to that certain Assignment and Assumption Agreement dated July 12, 2021.

1541 Canjilon

Land Lease Agreement dated July 1, 2018 by and between Gary F. Hayes and Cynthia M. Hayes, as lessor, and Hemphill, LLC, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC, pursuant to that certain Assignment and Assumption of Ground Lease dated August 15, 2023.

1576 Powell

Telecommunication Tower Site Lease dated February 16, 2020 by and between The Navajo Nation, as lessor, and Hemphill, LLC, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC, pursuant to that certain Assignment and Assumption Agreement dated August 15, 2023.

1580 BHP

Land Permit Agreement dated December 4, 2019 by and between Navajo Transitional Energy Company, LLC, as permittor, and Hemphill, LLC, as permittee, as amended by that certain Memorandum and First Amendment to Land Permit Agreement dated April 20, 2020 by and between Navajo Transitional Energy Company, LLC, as permittor, and Hemphill, LLC, as permittee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC, pursuant to that certain Assignment and Assumption Agreement dated July 13, 2021.

1593 Nian

Communication Use Lease dated September 17, 2020 by and between United States of America, acting through the Bureau of Land Management, Department of the Interior, as lessor, and Hemphill, LLC, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated August 15, 2023.

1659 Dooley

Land Option and Lease Agreement dated April 2, 2020 by and between Raymond A. Wang and Audrey G. Wang, as landlord, and Hemphill, LLC, as tenant, as amended by that certain First Amendment to Land Option and Lease Agreement dated September 8, 2020 by and between Raymond A. Wang and Audrey G. Wang, as landlord, and Hemphill, LLC, as tenant, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated July 21, 2021

1661 Saco North

Land Option and Lease Agreement dated March 9, 2020 by and between Lammerding Ranch, Inc., Shane A. Lammerding, and Brenda L. Lammerding, as landlord, and Hemphill, LLC, as tenant, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated August 12, 2021.

1662 Vida South

Land Option and Lease Agreement dated March 9, 2020 by and between Elaine Long and Jeffrey Long, as landlord, and Hemphill, LLC, as tenant, as amended by that certain First Amendment and Memorandum of Agreement dated September 10, 2021 by and between Elaine Long and Jeffrey Long, as landlord, and Hemphill, LLC, as tenant, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated October 25, 2021.

1663 Trenton North

Land Option and Lease Agreement dated June 29, 2020 by and between Bradley J. Olsen and Marilyn E. Olsen, as landlord, and Hemphill Towers, LLC, as tenant, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated October 27, 2021.

1664 Stateline

Land Option and Lease Agreement dated April 23, 2020 by and between Roger A. Olsen and Helen A. Olsen, as landlord, and Hemphill Towers, LLC, as tenant, as amended by that certain First Amendment to Land Option and Lease Agreement dated September 18, 2020 by and between Roger A. Olsen and Helen A. Olsen, as landlord, and Hemphill Towers, LLC, as tenant, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated July 26, 2021.

1665 Tioga Rural 2

Land Option and Lease Agreement dated March 16, 2020 by and between Thomas Haustveit and Donna Haustveit, co-Trustees of the Thomas and Donna Haustveit Family Trust dated January 8, 2018, as landlord, and Hemphill, LLC, as tenant, as amended by that certain First Amendment to Land Option and Lease Agreement dated September 1, 2020 by and between Thomas Haustveit and Donna Haustveit, co-Trustees of the Thomas and Donna Haustveit Family Trust dated January 8, 2018, as landlord, and Hemphill, LLC, as tenant, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated August 12, 2021.

1666 Williston 1

Land Option and Lease Agreement dated April 7, 2020 by and between Hagan Family Partnership LLLP and American State Bank and Trust Company of Williston, as successor trustee of that certain revocable Trust Agreement dated the 14th of October 1983, as contained in Article IV of the Last Will and Testament of Edward J. Hagan under date of November 1, 1983, as landlord, and Hemphill Towers, LLC, as tenant, as amended by that certain First Amendment to Land Option and Lease Agreement dated October 13, 2020 by and between Hagan Family Partnership LLLP and American State Bank and Trust Company of Williston, as successor trustee of that certain revocable Trust Agreement dated the 14th of October 1983, as contained in Article IV of the Last Will and Testament of Edward J. Hagan under date of November 1, 1983, as landlord, and Hemphill Towers, LLC, as tenant, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated August 12, 2021.

1667 Williston 2

Land Option and Lease Agreement dated March 3, 2020 by and between CBERT Williston, LLC, as landlord, and Hemphill, LLC, as tenant, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated August 12, 2021.

1668 Williston 3

Land Option and Lease Agreement dated April 9, 2020 by and between Orville M. Erickson, as landlord, and Hemphill Towers, LLC, as tenant, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption Agreement dated August 12, 2021.

1675 Ingram Hills

Land Option and Lease Agreement dated August 10, 2020 by and between Everett L. Williams II, as landlord, and Hemphill, LLC, as tenant, as assigned by Hemphill, LLC to Hemphill Towers I, LLC, pursuant to that certain Assignment and Assumption Agreement dated October 27, 2021.

Site Name	Current Rent (month)	Current Rent (annual)	Revenue Share	Rent Escalator	Commencement Date	Initial Term (years)	# of Renewals	Years Per Renewal	Total Years	Expiration with All Extensions
1523 Bird Dog	$700.00	$8,400.00	N/A	10%/term	10/1/2020	5	9	5	50	9/30/2070
1541 Canjilon	$1,250.00	$15,000.00	$200/month for each Broadband Equivalent Sublessee (excluding first sublessee), and $100/month for all other sublessees	10%/term	8/1/2022	5	9	5	50	7/31/2072
1576 Powell	$1,000.00	$12,000.00	$2,000/year/sublease (subject to CPI increases each term)	(Current CPI x Base Rent)/Old CPI/term	2/16/2020	5	5	5	30	2/15/2050
1580 BHP	$8.33	$100.00	N/A	N/A	12/4/2019	1	The term shall be automatically extended by successive 1 year periods until (a) the termination or expiration of the Ground Lease and the termination of Permittor’s rights to use the Property or (b) Permittee and Permittor agree to terminate by written agreement
1593 Nian	$240.74	$2,888.87	Annual rental will be adjusted by the Authorized Officer to reflect changes in fair market value, annual adjustments using the CPI, changes in tenant occupancy, or phase-in of rental, if applicable	Annual rental will be adjusted by the Authorized Officer to reflect changes in fair market value, annual adjustments using the CPI, changes in tenant occupancy, or phase-in of rental, if applicable	11/9/2020	29	0	N/A	29	12/31/2049
1659 Dooley	$400.00	$4,800.00	N/A	10%/term	4/20/2021	5	9	5	50	4/19/2071
1661 Saco North	$400.00	$4,800.00	N/A	10%/term	4/2/2021	5	9	5	50	4/1/2071
1662 Vida South	$400.00	$4,800.00	N/A	10%/term	11/23/2020	5	9	5	50	11/22/2070
1663 Trenton North	$950.00	$11,400.00	N/A	15%/term	1/18/2021	5	7	5	40	1/17/2061
1664 Stateline	$675.00	$8,100.00	N/A	2%/year	12/3/2020	5	9	5	50	12/2/2070
1665 Tioga Rural 2	$600.00	$7,200.00	N/A	10%/term	12/3/2020	5	9	5	50	12/2/2070
1666 Williston 1	$775.00	$9,300.00	N/A	2%/year	12/8/2020	5	9	5	50	12/7/2070
1667 Williston 2	$795.00	$9,540.00	N/A	12.5%/term	12/8/2020	5	9	5	50	12/7/2070
1668 Williston 3	$625.00	$7,500.00	N/A	2%/year	12/8/2020	5	9	5	50	12/7/2070
1675 Ingram Hills	$600.00	$7,200.00	N/A	10%/term	2/1/2021	5	9	5	50	1/31/2071

Note: The chart set forth herein is provided for illustrative purposes only and nothing herein shall be deemed to amend, modify, supplement or alter the terms of Section 7.13 or Schedule 7.13

Schedule 4.5

True, Correct and Complete Descriptions of the Tenant Leases

1523 Bird Dog

(a) AT&T: Site Lease dated February 14, 2023 by and between Hemphill Towers I, LLC, as landlord, and New Cingular Wireless PSC, LLC, as tenant, made pursuant to that certain Master Lease Agreement dated November 12, 2019 by and between Hemphill, LLC, as landlord, and AT&T Mobility LLC, as tenant, as amended by that certain First Amendment to Master Lease Agreement dated January 11, 2021 by and between Hemphill, LLC, as landlord, and AT&T Mobility LLC, as tenant.

(b) Verizon: Lease Supplement dated May 18, 2020 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, made pursuant to that certain Master Lease Agreement dated February 28, 2002 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as amended by that certain First Amendment to Master Lease Agreement dated February 24, 2003 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as further amended by that certain Second Amendment to Master Lease Agreement dated June 9, 2023 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1541 Canjilon

(a) T-Mobile: Site License Agreement dated November 25, 2022 by and between Hemphill, LLC, as licensor, and T-Mobile West, LLC, as licensee, made pursuant to that certain Master License Agreement dated July 21, 2022, as may have been amended, between T-Mobile USA, Inc., as licensee, and Hemphill, LLC, as licensor, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

(b) Verizon: Lease Supplement dated February 15, 2022 by and between Hemphill, LLC, as lessor, and CommNet Cellular Inc., as lessee, made pursuant to that certain Master Lease Agreement dated February 28, 2002 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as amended by that certain First Amendment to Master Lease Agreement dated February 24, 2003 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as further amended by that certain Second Amendment to Master Lease Agreement dated June 9, 2023 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, as amended by that certain First Amendment to Lease Supplement dated June 20, 2023 by and between Hemphill, LLC, as lessor, and CommNet Cellular Inc. d/b/a Verizon Wireless, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1576 Powell

Verizon: Lease Supplement dated May 29, 2020 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, made pursuant to that certain Master Lease Agreement dated February 28, 2002 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as amended by that certain First Amendment to Master Lease Agreement dated February 24, 2003 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as further amended by that certain Second Amendment to Master Lease Agreement dated June 9, 2023 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Bill of Sale and Assignment dated December 16, 2021.

CellularOne: Tower Site License Agreement dated June 22, 2023 by and between Hemphill Towers I, LLC, as licensor, and Smith Bagley, Inc. d/b/a CellularOne, as licensee.

1580 BHP

Verizon: Lease Supplement dated April 2, 2021 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, made pursuant to that certain Master Lease Agreement dated February 28, 2002 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as amended by that certain First Amendment to Master Lease Agreement dated February 24, 2003 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as further amended by that certain Second Amendment to Master Lease Agreement dated June 9, 2023 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1593 Nian

Verizon: Lease Supplement dated July 7, 2021 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, as amended by that certain First Amendment to Lease Supplement dated April 28, 2023 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, made pursuant to that certain Master Lease Agreement dated February 28, 2002 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as amended by that certain First Amendment to Master Lease Agreement dated February 24, 2003 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as further amended by that certain Second Amendment to Master Lease Agreement dated June 9, 2023 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1659 Dooley

AT&T: Tower Lease Agreement dated October 8, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective August 31, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1661 Saco North

AT&T: Tower Lease Agreement dated September 11, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective September 14, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1662 Vida South

AT&T: Tower Lease Agreement dated September 11, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective July 27, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1663 Trenton North

AT&T: Tower Lease Agreement dated November 16, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective November 29, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Bill of Sale and Assignment dated October 27, 2021.

1664 Stateline

AT&T: Tower Lease Agreement dated October 8, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective July 20, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1665 Tioga Rural 2

AT&T: Tower Lease Agreement dated September 11, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective July 22, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1666 Williston 1

AT&T: Tower Lease Agreement dated November 16, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective June 29, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1667 Williston 2

AT&T: Tower Lease Agreement dated September 11, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective June 29, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1668 Williston 3

AT&T: Tower Lease Agreement dated October 8, 2020 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as amended by that certain First Amendment to Tower Lease Agreement dated January 15, 2021 by and between Hemphill Towers, LLC, as landlord, and MT Networks, LLC, as tenant, as assigned by tenant to New Cingular Wireless PCS effective June 30, 2021, as assigned by Hemphill Towers, LLC to Hemphill Towers I, LLC pursuant to that certain Assignment and Assumption of Tenant Lease dated August 15, 2023.

1675 Ingram Hills

(a) Dish: Supplement to the Master Lease Agreement dated January 31, 2023 by and between Hemphill Towers I, LLC, as lessor, and DISH Wireless LLC, as lessee, made pursuant to that certain Master Lease Agreement dated December 29, 2021 by and between Hemphill, LLC, as lessor, and DISH Wireless LLC, as lessee.

(b) Verizon: Lease Supplement dated September 23, 2021 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, made pursuant to that certain Master Lease Agreement dated February 28, 2002 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as amended by that certain First Amendment to Master Lease Agreement dated February 24, 2003 by and between Hemphill Corporation, as lessor, and Cellco Partnership, as lessee, as further amended by that certain Second Amendment to Master Lease Agreement dated June 9, 2023 by and between Hemphill, LLC, as lessor, and Cellco Partnership d/b/a Verizon Wireless, as lessee, as assigned by Hemphill, LLC to Hemphill Towers I, LLC pursuant to that certain Bill of Sale and Assignment dated October 27, 2021.

		Current	Current		Lease	Rent	Initial		Years in		Expiration
		Rent	Rent		Commencement	Commencement	Term	# of	Each	Total	with all
Site Name	Tenant	(monthly)	(annual)	Escalator	Date	Date	(years)	Renewals	Renewal	Years	Extensions

1523 Bird Dog	Verizon	$1,622.60	$19,471.20	1.5%/year	2/1/2021	2/3/2021	10	4	5	30	1/31/2051
	AT&T	$2,000.00	$24,000.00	2%/year	8/14/2023	8/14/2023	5	16	5	85	8/13/2108
1541 Canjilon	Verizon	$2,125.00	$25,500.00	1.5%/year	9/1/2023	9/1/2023	10	4	5	30	8/31/2053
	T-Mobile	$2,260.00	$27,120.00	2%/year	5/25/2023	5/25/2023	5	4	5	25	5/24/2048
1576 Powell	Verizon	$2,240.74	$26,888.88	1.5%/year	10/1/2020	11/30/2020	10	4	5	30	9/30/2050
	Cellular One	$3,000.00	$36,000.00	2%/year	8/1/2023	8/1/2023	10	4	5	30	9/30/2053
1580 BHP	Verizon	$2,309.13	$27,709.56	1.5%/year	2/1/2022	1/31/2022	10	4	5	30	1/31/2052
1593 Nian	Verizon	$2,303.13	$27,637.56	1.5%/year	5/1/2022	3/1/2023	10	4	5	30	4/30/2052
1659 Dooley	AT&T	$1,950.00	$23,400.00	10%/term	9/1/2021	9/1/2021	8	7	5	43	8/31/2064
1661 Saco North	AT&T	$1,950.00	$23,400.00	10%/term	10/1/2021	10/1/2021	8	7	5	43	9/30/2064
1662 Vida South	AT&T	$1,950.00	$23,400.00	10%/term	7/27/2021	8/1/2021	8	7	5	43	7/26/2064
1663 Trenton North	AT&T	$1,950.00	$23,400.00	10%/term	11/29/2021	12/1/2021	8	7	5	43	11/28/2064
1664 Stateline	AT&T	$1,950.00	$23,400.00	10%/term	8/1/2021	8/1/2021	8	7	5	43	7/31/2064
1665 Tioga Rural 2	AT&T	$1,950.00	$23,400.00	10%/term	7/22/2021	8/1/2021	8	7	5	43	7/21/2064
1666 Williston 1	AT&T	$1,950.00	$23,400.00	10%/term	7/21/2021	10/28/2021	8	7	5	43	7/20/2064
1667 Williston 2	AT&T	$1,950.00	$23,400.00	10%/term	7/1/2021	7/1/2021	8	7	5	43	6/30/2064
1668 Williston 3	AT&T	$1,950.00	$23,400.00	10%/term	7/1/2021	7/1/2021	8	7	5	43	6/30/2064
1675 Ingram Hills	Verizon	$1,504.50	$18,054.00	2%/year	11/1/2021	1/14/2022	10	4	5	30	10/31/2052
	Dish	$1,200.00	$14,400.00	2%/year	3/28/2023	8/1/2023	10	5	5	35	3/27/2058

Note: The chart set forth herein is provided for illustrative purposes only and nothing herein shall be deemed to amend, modify, supplement or alter the terms of Section 7.13 or Schedule 7.13

Schedule 4.5 (b)

1523 Bird Dog: ATT Tenant Lease commences on the earlier of August 14, 2023 or the commencement of installation of equipment by ATT. As of the Effective Date, ATT has not installed its equipment. Tenant Lease is included in the calculation of TCF in Schedule 7.13 pursuant to this Agreement.

1576 Powell: CellularOne Tenant Lease commenced as of 8/1/2023. CellularOne has commenced the installation of their equipment on the Tower, but work has not been fully completed as of the Effective Date. TCF for this Tenant Lease is not included in the calculation of TCF in Schedule 7.13 pursuant to this Agreement.

1541 Cajillon:

(a)	Verizon Tenant Lease rent commenced as of April 28, 2023 or the commencement of installation of equipment by Verizon. As of the Effective Date, Verizon has not installed its equipment. Tenant Lease is included in the calculation of TCF in Schedule 7.13 pursuant to this Agreement.

(b)	Verizon also executed an amendment to the Tenant Lease providing for additional equipment, rent pursuant to which will commence as of September 1, 2023. TCF for this Tenant Lease is not included in the calculation of TCF in Schedule 7.13 pursuant to this Agreement.

1541 Cajillon: T-Mobile Tenant Lease commenced as of May 25, 2023. Tenant Lease is included in the calculation of TCF in Schedule 7.13 pursuant to this Agreement.

Schedule 4.5(c)

1675 Ingram Hills: Dish Tenant Lease rent commenced as of August 1, 2023. As of the Effective Date, Dish has completed the installation of their equipment on the Tower, but rent pursuant to such Tenant Lease has not been received.

1541 Cajillon: Additional rent payable by Verizon pursuant to an amendment to the Verizon Tenant Lease for the 1541 Cajillon Site has not been received as of the Effective Date. Such Amendment provides that the additional Rent will commence as of the date Verizon commences the installation of such additional equipment or September 1, 2023, whichever first occurs.

Schedule 4.5(d)

1675 Ingram Hills: Pursuant to the applicable Lease Supplement between Seller and Verizon, Verizon is to receive a rent reduction in the amount of $200.00 per month for each subsequent tenant on the tower paying $1,500.00 or more per month in rent.

Schedule 4.6(a)

True, Correct and Complete Description of the Real Property

None.

Schedule 4.6(b)

True, Correct and Complete Descriptions of the Easements

1541 Cajillon: That Right of Way Grant issued by the United States of America, Department of the Interior by and through the Bureau of Land Management identified as Serial Number NMNM 138152 dated effective May 1, 2019.

Schedule 4.7

Additional Disclosures; Bonds

Site Name	Effective Date	Expiration Date	Bond Number	Principal	Obligee	Description	Surety Company	Amount
1523 Bird Dog	2/5/2023	2/5/2024	107042460	Hemphill, LLC	Roswell, NM	telecommuni cations tower - l&p	Travelers	$75,000.00

Schedule 4.13

Legal Compliance; No Proceedings

None.

Schedule 4.15

Environmental Disclosure

1523 Bird Dog: Tenant owned generator permitted pursuant to applicable Tenant Lease. No generator installed as of April, 2023.

1541 Canjilon: Tenant owned generator permitted pursuant to applicable Tenant Lease. No generator installed as of April, 2023.

1576 Powell: Tenant owned generator installed.

1580 BHP: Tenant owned generator installed.

1593 Nian: Tenant owned generator installed.

1659 Dooley: Tenant owned generator installed.

1661 Saco North: Tenant owned generator installed.

1662 Vida South: Tenant owned generator installed.

1663 Trenton North: Tenant owned generator installed.

1664 Stateline: Tenant owned generator installed.

1665 Tioga Rural: Tenant owned generator installed.

1666 Williston 1: Tenant owned generator installed.

1667 Williston 2: Tenant owned generator installed.

1668 Williston 3: Tenant owned generator installed.

1675 Ingram Hills: Tenant owned generator installed.

Schedule 4.16

No Flood Hazard Area

None.

Schedule 4.17

No Other Contracts

Pursuant to that New Tower Construction Services Agreement dated February 14, 2020 (as amended, the “Construction Services Agreement”) between Seller and MT Networks, in the event the 1659 Dooley, 1661 Saco North, 1662 Vida South, 1663 Trenton North, 1664 Stateline, 1665 Tioga Rural, 1666 Williston 1, 1667 Williston 2, and the 1668 Williston 3 Tower Sites are not sold by the Seller within seven (7) years of the construction completion date, MT Networks has the right to propose a price to purchase that tower site and thereafter receive a payment based on the terms of that Construction Services Agreement. Each of the 1659 Dooley, 1661 Saco North, 1662 Vida South, 1663 Trenton North, 1664 Stateline, 1665 Tioga Rural, 1666 Williston 1, 1667 Williston 2, and the 1668 Williston 3 Tower Sites are being sold by Seller pursuant to this Agreement. Seller shall be responsible for satisfying all conditions of the Construction Services Agreement with respect to the 1659 Dooley, 1661 Saco North, 1662 Vida South, 1663 Trenton North, 1664 Stateline, 1665 Tioga Rural, 1666 Williston 1, 1667 Williston 2, and the 1668 Williston 3 Tower Sites.

Schedule 7.13

Tower Cash Flow

											Tower
		Total	Ground		Property					Total	Cash
Site	# of	Revenue	Rent	Revenue	Taxes	Utilities	Monitoring	Insurance	Maintenance	Expenses	Flow	Applicable	Purchase
Name	Tenant(s)	(monthly)	(monthly)	Share	(monthly)	(monthly)	(monthly)	(monthly)	(monthly)	(monthly)	(monthly)	Multiple	Price

1523 Bird Dog	2	$3,622.60	$700.00	N/A	-	-	-	$58.00	$50.00	$808.00	$2,814.60	46.00	$1,553,659.20
1541Canjilon	2	$4,385.00	$1,250.00	$200 per month for each sublessee whose monthly payments total at least $1,500 (excluding first sublessee), subject to regular escalations; $100 per month for all other sublessees (excluding first sublessee)	-	$312.50	$30.00	$58.00	$50.00	$1,700.50	$2,684.50	46.00	$1,481,844.00
1576 Powell	1	$2,240.74	$1,000.00	$2,000/year, subject to CPI increase each 5- year term, for each sublease proposed by Lessee and approved by the Nation	-	-	-	$58.00	$50.00	$1,108.00	$1,132.74	46.00	$625,272.48
1580 BHP	1	$2,309.13	$8.33	N/A	-	-	$30.00	$58.00	$50.00	$146.33	$2,162.80	46.00	$1,193,865.60
1593 Nian	1	$2,303.13	$240.74	N/A	-	-	-	$58.00	$50.00	$348.73	$1,954.40	46.00	$1,078,828.80
1659 Dooley	1	$1,950.00	$400.00	N/A	-	$27.17	$30.00	$58.00	$50.00	$565.17	$1,384.83	46.00	$764,426.16
1661 Saco North	1	$1,950.00	$400.00	N/A	$49.96	$38.58	$30.00	$58.00	$50.00	$626.54	$1,323.46	46.00	$730,549.92
1662 Vida South	1	$1,950.00	$400.00	N/A	-	$43.92	$30.00	$58.00	$50.00	$581.92	$1,368.08	46.00	$755,180.16
1663 Trenton North	1	$1,950.00	$950.00	N/A	-	-	-	$58.00	$50.00	$1,058.00	$892.00	46.00	$492,384.00
1664 Stateline	1	$1,950.00	$675.00	N/A	-	-	-	$58.00	$50.00	$783.00	$1,167.00	46.00	$644,184.00
1665 Tioga Rural 2	1	$1,950.00	$600.00	N/A	-	-	-	$58.00	$50.00	$708.00	$1,242.00	46.00	$685,584.00
1666 Williston 1	1	$1,950.00	$775.00	N/A	-	-	-	$58.00	$50.00	$883.00	$1,067.00	46.00	$588,984.00
1667 Williston 2	1	$1,950.00	$795.00	N/A	-	-	-	$58.00	$50.00	$903.00	$1,047.00	46.00	$577,944.00
1668 Williston 3	1	$1,950.00	$625.00	N/A	-	-	-	$58.00	$50.00	$733.00	$1,217.00	46.00	$671,784.00
1675 Ingram Hills	2	$2,704.50	$600.00	N/A	-	$43.00	$30.00	$58.00	$50.00	$781.00	$1,923.50	46.00	$1,061,772.00

Tower Cash Flow (annualized): $280,571.02
Purchase Price: $12,906,266.92